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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                                 MAXXAM, INC.
--------------------------------------------------------------------------------
                                Name of Issuer

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  577913106
--------------------------------------------------------------------------------
                                 CUSIP Number

        PAUL H. STEPHENS:  ROBERTSON, STEPHENS & COMPANY, INCORP0RATED
         555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                (415) 781-9700
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)

                                 JUNE 9, 1997
--------------------------------------------------------------------------------
            Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 2 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Robertson Stephens Contrarian Fund
    Tax I.D. 94-3174915
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) / /

                                                           (b) /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 500,000
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING                   0
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             500,000
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    500,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    5.8%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 3 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Robertson Stephens Orphan Fund
    Tax I.D. 94-3108651
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 46,700
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING                   0
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             46,700
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    46,700
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    .6%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 4 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Robertson Stephens Global Natural Resources Fund
    Tax I.D. 94-6688562
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 68,600
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING                   0
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             68,600
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    68,600
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    .8%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 5 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Robertson Stephens Partners Fund
    Tax I.D. 94-3221209
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 85,500
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING                   0
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             85,500
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    85,500
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    1.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 6 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    The Robertson Stephens Orphan Off-shore Fund
    Tax I.D. N/A
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 8,000
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING                   0
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             8,000
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    .1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 7 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robertson, Stephens & Company, Incorporated
    Tax I.D. 94-3172874See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson, Stephens
                             & Co. Investment Management, L.P. and Bayview
                             Investors, Ltd. are the General Partners.
                             Includes shares held of record by The Robertson
                             Stephens Orphan Offshore Fund of which Robertson,
  NUMBER OF                  Stephens & Co. Investment Management, L.P. is the
   SHARES                    General Partner. Includes shares held of record by
BENEFICIALLY                 The Robertson Stephens Contrarian Fund of which
   OWNED                     Robertson, Stephens & Co. Investment Management,
  BY EACH                    L.P. is investment adviser. Includes shares held
 REPORTING                   of record by The Robertson Stephens Global Natural
PERSON WITH                  Resources Fund of which Robertson, Stephens & Co.
                             Investment Management, L.P. is investment adviser.
                             Includes shares held of record by The Robertson
                             Stephens Partners Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 8 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bayview Investors LTD
    Tax I.D. 94-3172874See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds)See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
  NUMBER OF             8    SHARED VOTING POWER
   SHARES                    46,700 shares held of record by The Robertson
BENEFICIALLY                 Stephens Orphan Fund of which Robertson, Stephens
   OWNED                     & Co. Investment Management, L.P. and Bayview
  BY EACH                    Investors, Ltd. are the General Partners.
 REPORTING              --------------------------------------------------------
PERSON WITH             9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             46,700
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    46,700
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    .6%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 9 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robertson, Stephens & Company Investment Management L.P.
    Tax I.D. 94-3181687  See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson, Stephens
                             & Co. Investment Management, L.P. and Bayview
                             Investors, Ltd. are the General Partners.
                             Includes shares held of record by The Robertson
                             Stephens Orphan Offshore Fund of which Robertson,
  NUMBER OF                  Stephens & Co. Investment Management, L.P. is the
   SHARES                    General Partner. Includes shares held of record
BENEFICIALLY                 by The Robertson Stephens Contrarian Fund of
   OWNED                     which Robertson, Stephens & Co. Investment
  BY EACH                    Management, L.P. is investment adviser. Includes
 REPORTING                   shares held of record by The Robertson Stephens
PERSON WITH                  Global Natural Resources Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser. Includes shares held of record
                             by The Robertson Stephens Partners Fund of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 10 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Paul Stephens
    Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             5,100
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. and
                             Bayview Investors, Ltd. are the General Partners.
                             Includes shares held of record by The Robertson
                             Stephens Orphan Offshore Fund of which Robertson,
  NUMBER OF                  Stephens & Co. Investment Management, L.P. is the
   SHARES                    General Partner. Includes shares held of record
BENEFICIALLY                 by The Robertson Stephens Contrarian Fund of which
   OWNED                     Robertson, Stephens & Co. Investment Management,
  BY EACH                    L.P. is investment adviser. Includes shares held
 REPORTING                   of record by The Robertson Stephens Global Natural
PERSON WITH                  Resources Fund of which Robertson, Stephens & Co.
                             Investment Management, L.P. is investment adviser.
                             Includes shares held of record by The Robertson
                             Stephens Partners Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             5,100
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    713,900
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 11 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sanford Robertson
    Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson, Stephens
                             & Co. Investment Management, L.P. and Bayview
                             Investors, Ltd. are the General Partners. Includes
                             shares held of record by The Robertson Stephens
                             Orphan Offshore Fund of which Robertson, Stephens
  NUMBER OF                  & Co. Investment Management, L.P. is the General
   SHARES                    Partner. Includes shares held of record by The
BENEFICIALLY                 Robertson Stephens Contrarian Fund of which
   OWNED                     Robertson, Stephens & Co. Investment Management,
  BY EACH                    L.P. is investment adviser. Includes shares held
 REPORTING                   of record by The Robertson Stephens Global Natural
PERSON WITH                  Resources Fund of which Robertson, Stephens & Co.
                             Investment Management, L.P. is investment adviser.
                             Includes shares held of record by The Robertson
                             Stephens Partners Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 12 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael G. McCaffery
    Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson, Stephens
                             & Co. Investment Management, L.P. and Bayview
                             Investors, Ltd. are the General Partners. Includes
                             shares held of record by The Robertson Stephens
                             Orphan Offshore Fund of which Robertson, Stephens
  NUMBER OF                  & Co. Investment Management, L.P. is the General
   SHARES                    Partner. Includes shares held of record by The
BENEFICIALLY                 Robertson Stephens Contrarian Fund of which
   OWNED                     Robertson, Stephens & Co. Investment Management,
  BY EACH                    L.P. is investment adviser. Includes shares held
 REPORTING                   of record by The Robertson Stephens Global Natural
PERSON WITH                  Resources Fund of which Robertson, Stephens & Co.
                             Investment Management, L.P. is investment adviser.
                             Includes shares held of record by The Robertson
                             Stephens Partners Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 13 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    G. Randy Hecht
    Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
                        --------------------------------------------------------
                        8    SHARED VOTING POWER
                             708,800 shares held of record by The Robertson
                             Stephens Orphan Fund of which Robertson, Stephens
                             & Co. Investment Management, L.P. and Bayview
                             Investors, Ltd. are the General Partners.
                             Includes shares held of record by The Robertson
                             Stephens Orphan Offshore Fund of which Robertson,
  NUMBER OF                  Stephens & Co. Investment Management, L.P. is
   SHARES                    the General Partner. Includes shares held of
BENEFICIALLY                 record by The Robertson Stephens Contrarian Fund
   OWNED                     of which Robertson, Stephens & Co. Investment
  BY EACH                    Management, L.P. is investment adviser. Includes
 REPORTING                   shares held of record by The Robertson Stephens
PERSON WITH                  Global Natural Resources Fund of which Robertson,
                             Stephens & Co. Investment Management, L.P. is
                             investment adviser. Includes shares held of record
                             by The Robertson Stephens Partners Fund of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment adviser See Item 5.)
                        --------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
                        --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP No. 577913106                Page 14 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kenneth R. Fitzsimmons
    Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)  / /

                                                           (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)
                                                                / /
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             0
  NUMBER OF             --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 708,800
   OWNED                --------------------------------------------------------
  BY EACH               9    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             708,800
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    708,800
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

    8.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1:    SECURITY AND ISSUER.

           This Schedule 13D is filed with respect to the Common Stock of MAXXAM, Inc. (the "Company").

ITEM 2:    IDENTITY AND BACKGROUND.

           The Schedule 13D is filed on behalf of The Robertson Stephens Contrarian Fund, Robertson, Stephens Global Natural Resources Fund, Robertson, Stephens Partners Fund, Robertson, Stephens Orphan Fund, Robertson Stephens Orphan Off-shore Fund, Bayview Investors Ltd., Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The sale of the Company's shares giving rise to this amendment to schedule 13D were made by The Robertson Stephens Contrarian Fund, the Robertson Stephens Partners Fund, and the Robertson Stephens Orphan Offshore Fund ("the Funds").

           This Schedule 13D relates to the indirect beneficial ownership RS&Co., Inc. in the shares of the Company held by the Fund. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

           Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I.    (a)  The Robertson Stephens Contrarian Fund, A Massachusetts Business
           Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson Stephens Investment Management, L.P. The General Partner of Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600 San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

II.   (a)  The Robertson Stephens Global Natural Resources Fund, A
           Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson Stephens Investment Management, L.P. The General Partner of

           Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

III.  (a)  The Robertson Stephens Partners Fund, A Massachusetts Business
           Trust. The Registered Investment Manager of The Robertson Stephens Partners Fund is: Robertson Stephens Investment Management, L.P. The General Partner of Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IV.   (a)  The Robertson Stephens Orphan Fund, A California Limited
           Partnership.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IV.   (a)  The Robertson Stephens Orphan Fund, A California Limited
           Partnership. Robertson, Stephens & Co. Investment Management L.P. and Bayview Investors Ltd are the General Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VI.   (a)  Bayview Investors Ltd. is a California Limited Partnership.
           Robertson, Stephens & Co, Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VII.  (a)  The Robertson Stephens Orphan Offshore Fund, A Cayman Islands
           Limited Partnership. Robertson, Stephens & Co. Investment Management L.P. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VIII. (a)  Robertson, Stephens & Co Investment Management L.P. is a California
           limited Partnership. Robertson, Stephens & Co. Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX.   (a)  Robertson, Stephens & Company, Incorporated, is a California
           Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

X.    (a)  Paul H. Stephens.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XI.   (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XII.  (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XIII. (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XIV.  (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:


           The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:    PURPOSE OF TRANSACTION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

           (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:


                                                        No. of Shares
    Name of                                             Beneficially        Percentage of
    Beneficial Owner                                       Owned               Class(1)
    -------------------------------------------------------------------------------------
    The Robertson Stephens Contrarian Fund               500,000(2)             5.8%
    The Robertson Stephens Orphan Fund                    46,700(3)              .5%
    Bayview Investors Ltd.                                46,700(4)              .5%
    The Robertson Stephens Global Natural Resources       68,600(5)              .8%
    The Robertson Stephens Partners Fund                  85,500(6)             1.0%
    The Robertson Stephens Orphan Offshore Fund            8,000(7)              .1%
    Robertson, Stephens & Co Investment Mngmt L.P.      708,800 (8)             8.2%
    Robertson, Stephens & Company, Incorporated          708,800(9)             8.2%
    Paul H. Stephens                                     713,900(10)            8.2%
    Sanford R. Robertson                                 708,800(11)            8.2%
    Michael G. McCaffery                                 708,800(12)            8.2%
    G. Randy Hecht                                       708,800(13)            8.2%
    Kenneth R. Fitzsimmons                               708,800(14)            8.2%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934 as amended, on 8,685,000 shares of Common Stock of MAXXAM, Inc..

(2) The Contrarian Fund is a registered investment company. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(3) The Orphan Fund is a California Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is a General Partner of the Orphan Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(4) Bayview Investors, a California Limited Partnership, as General Partner of the Orphan Fund is deemed to have shared dispositive power over 46,700 shares of the Company.

(5),(6) The Global Natural Resources Fund and the Partners Funds are registered investment companies. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Funds. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(7) The Orphan Offshore fund is a Cayman Islands Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is the General Partner.

(8) Robertson, Stephens & Co. Investment Management L.P. ("RSIM") is a California Limited Partnership. RSIM is the registered investment adviser to the Global Natural Resources and the Partners Fund.

(9) Robertson, Stephens & Company, Incorporated, a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management, L.P. and as such is deemed to have shared dispositive power over 708,800 shares of the Company.

(10) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 708,800 shares of the Company as well as sole voting power over 5,100 shares held personally. He is also a shareholder of Robertson, Stephens & Company Inc.

(11) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 708,800 shares of the Company held by the Funds.

(12) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 708,800 shares of the Company held by the Funds.

(13) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 708,800 shares of the Company held by the Funds.

(14) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 708,800 shares of the Company held by the Funds.

(c) The following sell transactions were effected during the past sixty days:

ENTITY       DATE            Price          SHARES
------       ----            -----          ------
orp         4/22/97          42.39          10000
orp         4/29/97          43.14           3300
orp         4/30/97          42.75           6500
orp          5/5/97          43.60           4400
orp          5/6/97          43.78           3400
orp         5/14/97          44.25           2000
orp         5/16/97          44.00            100
orp         5/22/97          44.29           1500
orp         5/23/97          44.83           2800
orp         5/28/97          44.50           1000
orp         5/29/97          44.00           8500
orp         5/30/97          44.00            100
orp          6/2/97          44.35           2000
orp          6/3/97          44.25          13000
orp          6/6/97          46.25            200
orp          6/9/97          46.26            900
orp         6/10/97          45.59           3600
orp         6/11/97          45.57            500
orp-off     5/14/97          44.19           2100
orp-off     5/16/97          43.94            100
orp-off     5/22/97          44.23           1500
orp-off     5/23/97          44.77           2300
orp-off     5/28/97          44.44           2000
orp-off     5/29/97          43.94           1700
orp-off      6/6/97          46.19            100
orp-off      6/9/97          46.20            200
orp-off     6/10/97          45.59           1000
orp-off     6/11/97          45.57            200
cf           5/5/97          43.54           3500
cf           5/6/97          43.72           3400
cf          5/13/97          44.19           4900
cf          5/14/97          44.19           1300
cf          5/16/97          43.94            100
cf          5/22/97          44.23            700
cf          5/23/97          44.77            900
cf          5/28/97          44.44           2000

The following buy transactions were effected during the past sixty days

pf          4/17/97          43.42           3100
pf          6/11/97          47.25            700

All Purchases and Sales were effected on the open market.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Please refer to Item 5.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following exhibits are filed herewith:

           Exhibit A  - Agreement of Joint Filing

           Exhibit B  - Power of Attorney

ITEM 8.    SIGNATURE PAGE.

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     June 18, 1997

           THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED
INVESTMENT COMPANY.
           By   Robertson, Stephens & Company, Incorporated

           By:  Paul H. Stephens*
                ----------------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer


           ROBERTSON, STEPHENS & COMPANY, INCORPORATED

           By:  Paul H. Stephens*
                ----------------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer



                Sanford R. Robertson*
                ----------------------------
                Sanford R. Robertson



                Michael G. McCaffery*
                ----------------------------
                Michael G. McCaffery



                G. Randy Hecht*
                ----------------------------
                G. Randy Hecht


                Kenneth R. Fitzsimmons*
                ----------------------------
                Kenneth R. Fitzsimmons


*By:       /s/ Robert C. Greenwood
           ----------------------------
           Robert C. Greenwood
           Pursuant to Power of Attorney
           Previously Filed

                                  EXHIBIT A
                          AGREEMENT OF JOINT FILING

    The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2, 1994 containing the information required by Schedule 13D, for the Common Stock of MAXXAM, Inc. held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:   June 18, 1997

         THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT
         COMPANY.
         By   Robertson, Stephens & Company Incorporated

         By:  Paul H. Stephens*
              ----------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer


         ROBERTSON, STEPHENS & COMPANY  INCORPORATED

         By:  Paul H. Stephens*
              ----------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer


              Paul H. Stephens*
              ----------------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer


              Sanford R. Robertson*
              ----------------------------
              Sanford R. Robertson



              Michael G. McCaffery*
              ----------------------------
              Michael G. McCaffery



              G. Randy Hecht*
              ----------------------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              ----------------------------
              Kenneth R. Fitzsimmons



*By /s/ Robert C. Greenwood
    ----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed